Exhibit 10.51

August 27, 2012

Mr. Sergio Rivera

381 Virginia Drive

Winter Park, FL 32789

Dear Sergio,

We are delighted to confirm to you our offer of promotion within Starwood Hotels & Resorts Worldwide, Inc. A challenging and fulfilling experience is ahead of you as you become part of a diverse community of great talent that is transforming our organization into the premier leisure and hospitality company in the world.

By signing and returning this letter to the Human Resources Service Center via mail, email or fax, you confirm that this letter accurately sets forth the current understanding between you and the Company regarding the terms of your employment and that you accept and agree to the terms as stated above.

Starwood Hotels & Resorts Worldwide, Inc.

9002 San Marco Court

Orlando, FL 32819

Attention: Human Resources Service Center

Phone: 866-476-6293

Fax: 407-903-4026

Email: HRServiceCenter@starwoodhotels.com

If you have any questions concerning the terms of this offer, please contact Kelly Frank at 203-351-3639.

We look forward to your continued success in your new role.

Sincerely,

/s/ Jeff Cava

Jeff Cava

Executive Vice President, Chief Human Resources Officer

Starwood Hotels & Resorts Worldwide, Inc.

August 27, 2012

Mr. Sergio Rivera

381 Virginia Drive

Winter Park, FL 32789

Dear Sergio,

We are pleased to offer you a promotion within Starwood Hotels & Resorts Worldwide, Inc (the “Company”) under the terms and conditions stated below:

Start Date:

Subject to the terms of this letter, the effective date of your new assignment with the Company will be July 1, 2012. This offer letter supersedes and replaces the Company’s initial offer letter dated August 27, 2012, in its entirety.

Responsibilities:

Your position will be Co-President, Americas at the Corporate Office in Stamford, CT, and you shall perform such duties and services as are assigned to you by the Company. You initially will report to Frits van Paasschen, President and Chief Executive Officer. The Company reserves the right to and may make changes in your reporting structure, title, position, work location, and job responsibilities at any time and from time to time.

Your normal working hours will initially be between 8:00 a.m. or 9:00 a.m. to 5:00 p.m. or 6:00 p.m., Monday through Friday. You will need to discuss with your Manager the precise normal working hours for your specific role. As an exempt salaried employee, you will be expected to work additional hours as may be required by the nature of your work assignments.

You shall devote your full time and attention to the affairs of the Company and to your job duties, and use your best efforts and abilities to promote the Company’s interests. In performing your duties, you will be expected to comply at all times with all Company policies, procedures and directives as they currently exist or as they may be adopted or changed from time to time.

Base Salary:

Your initial base salary will be paid at the annualized rate of $722,000.00, paid in semi-monthly intervals of $30,083.33, less applicable withholdings, taxes and deductions. Your pay schedule is the 15th and the last day of each month. The Company generally provides annual performance-based salary reviews for future salary progression. However, a satisfactory performance review does not guarantee a salary increase.

Annual Incentive (Bonus):

You will be eligible to participate in the Company’s Annual Incentive Plan (AIP) or, at the election of the board’s compensation committee, the Annual Incentive Plan for Certain Executives (AIPCE). In either case, your target incentive is 100% of base salary. Your actual incentive award, if any, will be based upon a variety of factors, including Company and division performance, and your achieving specified performance criteria to be established with and approved by your manager. In the event that changes are made to the incentive plan, the changes will apply to you as they do other similarly situated employees of the Company.

An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonus is payable in accordance with the AIP or AIPCE, as applicable, and Company practices. The Company does not pay pro-rata bonuses upon departure.

Long Term Incentive (Equity Grants):

You will be eligible to participate in the Long Term Incentive Plan (“LTIP”), subject to the terms and conditions of the Plan, as it may be changed from time to time. As a Plan participant, you are eligible for awards of restricted shares of Starwood Hotels & Resorts Worldwide, Inc.’s stock , as determined by the Company in its sole discretion. The actual number of shares granted, if any, will be based upon factors including the Company’s assessment of your job performance.

Off-cycle Equity Grant:

Effective the first day of the month following the Effective Date, you will receive an equity grant under the LTIP having an aggregate value of $300,000.00. The restricted shares will vest 100% on the third anniversary of the grant date and will otherwise be governed by the provisions of the LTIP and the award agreement governing the restricted shares.

Further details will be provided in the award notification and agreement to be delivered to you following the date of the grant.

Benefits:

As you know, the Company offers “StarShare”, a comprehensive array of employee benefit programs. You and your eligible dependents will continue to be covered by these benefits according to your coverage elections currently in effect. in the event that changes are made to any of the benefit plans, programs, or policies, the changes will apply to you as they do other similarly situated employees of the Company.

Relocation:

The Company has selected Graebel Relocation Services to administer our Relocation Program. The Company will pay the reasonable, out-of-pocket costs of relocating your family and household furnishings from Winter Park, FL to Stamford, CT in accordance with the provisions of the Company’s Relocation Program — Plan I Renter. In addition, as part of your relocation package, the Company will provide temporary lodging accommodations for a period of up to six (6) months from arrival. Details of the Company’s Relocation Program are enclosed. To be eligible for reimbursement of relocation benefits, you are required to utilize the services Graebel approved agents or Realtors on both departure and destination.

You will be assigned to a Relocation Consultant at Graebel who will provide you with relocation assistance and referrals to the Graebel approved agents or Realtors in your area. In an effort to fully utilize our relocation benefits and avoid additional tax liability, we ask that you do not begin your relocation process before being contacted by your assigned Graebel Relocation Consultant. Please do not contact agents or Realtors at departure or destination until you have spoken with your Consultant. For questions regarding policy benefits or to register a real estate agent with Graebel, please call 1-888-9484330.

If relocation expenses are paid to you or on your behalf, you agree that if you voluntarily resign from the Company or are terminated for cause (as determined by the Company in its discretion) within the one year period following July 1, 2012, you will repay all such relocation expenses, reduced by 1/12 for each full calendar month actually worked. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by the Company and will be your sole responsibility.

Severance:

In the event that the Company terminates your employment for any reason other than “cause,” the Company will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings (the “Severance Payment”), plus an amount equal to 12 times the COBRA charge on the payment date for the type of Company-provided group health plan coverage in effect for you (e.g., family coverage) on the date of your employment termination less the active employee charge for such coverage in effect on the date of your employment termination, in a lump sum less all applicable withholdings (the “COBRA Payment”). The Severance Payment will be subject to and conditioned upon (a) your continuing compliance with the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement referred to belowand (b) your payment in full of any outstanding balance, including any and all charges, interest and/or delinquency fees, on your corporate American Express credit card, if one is issued to you, prior to the date upon which payment of the Severance Payment is otherwise due as specified below. In addition, the Company must deliver to you a customary release agreement (the “Release”) on the date of your employment termination, and as a condition to receipt of the Severance Benefit you must (i) sign the Release and return the signed Release to the Company within the following number of days after the date on which the Company delivers the Release to you: 21 days if your termination of employment is not part of a group termination program within the meaning Section 7(f)(1)(F)(ii) of the Age Discrimination in Employment Act of 1967, as amended, and 45 days if your termination is part of such a group termination program (the “Release Period”); and (ii) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended (the “Revocation Period”). The Company will then pay the Severance Benefit to you in a lump sum 53 days following the date of your termination of employment, except as provided in the section entitled “Section 409A” below. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the Severance Benefit. The Company will pay the COBRA Payment to you within 30 days following the date of your employment termination. You will not be eligible for the Severance Payment or COBRA Payment if you resign from your employment with the Company or if your employment ends due to your death or disability.

For purposes of this paragraph, “cause” shall mean any of the following as determined by the Company in its absolute and sole discretion and judgment: (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of the Company; (ii) your failure or refusal either to perform, to the Company’s satisfaction, the duties, responsibilities or obligations of your employment, or to follow any lawful order or direction by the Company; (iii) any acts or omissions by you that constitute fraud, dishonesty, breach of trust, gross negligence, civil or criminal illegality, or any other conduct or behavior that could subject the Company or any of its affiliates to civil or criminal liability or otherwise adversely affect its and their business, interests or reputation.

Resolution of Disputes:

From time to time, disagreements and misunderstandings may arise concerning your job responsibilities, performance, compensation, benefits or other matters affecting your employment with the Company, or one of its affiliated companies. We hope that we will be able to resolve such matters through normal discussions with your immediate managers or Human Resources representatives.

In the event those efforts fail, you and the Company agree, except as may be prohibited by law or as otherwise excluded by the terms of the attached Mutual Agreement to Arbitrate (Attachment A), to submit any and all disputes relating to or arising out of this offer letter, your employment with the Company or the termination of that employment to final and binding arbitration pursuant to the employment rules then in effect of the American Arbitration Association, which shall be the sole and exclusive remedy for such disputes. Accordingly, you acknowledge and agree that this offer of employment and the benefits provided herein are contingent upon your execution of the Mutual Agreement to Arbitrate provided to you herewith and incorporated herein by reference. In the event that the Mutual Agreement to Arbitrate is determined by a court with appropriate jurisdiction to be unenforceable, you and the Company waive any right to a trial by jury on the claims that otherwise would have been subject to the Mutual Agreement to Arbitrate.

Employment Term:

While the Company looks forward to a long and mutually beneficial relationship with you, you should understand that there is no fixed duration for your employment. In accepting this offer, you acknowledge and agree that your employment with the Company is at will, and may be terminated by you or the Company at any time, with or without notice and for any or no reason. By signing below, you acknowledge that except for this letter and the enclosed attachments, there is nothing in writing between you and the Company concerning this offer of employment or your prospective employment. You further acknowledge and agree that nothing in this letter guarantees employment for any definite or specific term or duration or any particular level or type of benefits or compensation.

Other Conditions and Obligations:

You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include, without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire. By signing this letter, you represent to the Company that there are no agreements or arrangements, whether written or oral, in effect that would prevent or conflict with your full performance of your employments duties and responsibilities to us.

As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by the Non-compete, Non-solicitation, Confidentiality and Intellectual Property Agreement attached hereto (Attachment B) and incorporated herein by reference.

No Other Assurances:

You acknowledge that in deciding to sign this offer, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated herein. This offer replaces and cancels all previous agreements, commitments, and understandings whether spoken or written, if any, that the Company or any representative of the Company may have made in connection with your employment, with the exception of(i) the amended and restated Severance Agreement entered into between you and the Company in December 2008 and again amended and restated as of the date of this offer letter, (ii) and any award agreements outstanding under the LTIP in effect on the date of this letter. You also acknowledge that this offer is intended as written, and that no marginal notations or other revisions to either this offer letter, the Mutual Agreement to Arbitrate, or the Non-compete, Non-solicitation, Confidentiality and Intellectual Property Agreement are binding on the Company unless expressly consented to in writing by the Executive Vice President, Human Resources or the General Counsel of Starwood Hotels & Resorts Worldwide, Inc. This offer shall be construed, governed by and enforced in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

Section 409A:

This letter agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to any amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that such amounts and the Company’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. For purposes of any payment in this Agreement that is subject to Section 409A and triggered by your “termination of employment”, (i) “termination of employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and (ii) in the event you are a “specified employee” on the date of your termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of your termination of employment or, if later, by December 31, 2008, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, such payment shall not be paid earlier than six months after such termination of employment (if you die after the date of your termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to your estate without regard to such six-month delay). Notwithstanding any provision to the contrary in this letter, to the extent that any expense reimbursement provided for by this letter does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement to you no later than December 31 of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and your right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company. You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that you are solely responsible for all taxes due with respect to such compensation and benefits.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and the Company regarding the terms of your employment and that you accept and agree to the terms as stated above.

Very truly yours,

/s/ Jeff Cava

Jeff Cava

Executive Vice President, Chief Human Resources Officer

Starwood Hotels & Resorts Worldwide, Inc.

Divisional Head of HR : /s/ Kelly Frank

Enclosures:

Mutual Agreement to Arbitrate (Attachment A)

Non-Compete, Non-solicitation, Confidentiality and Intellectual Property Agreement attached hereto

    (Attachment B)

List of Competing Businesses (Attachment 1)

Relocation Plan

cc: Personnel File

ACCEPTED AND AGREED TO:

Dated:11/27/2012	/s/ Sergio Rivera
Sergio Rivera

Created by: HR Service Center

Attachment A

MUTUAL AGREEMENT TO ARBITRATE

In order to gain the benefits of a speedy, impartial, and cost-effective dispute resolution procedure, and for good and valid consideration as covenanted below and in addition to any other consideration, and intending to be legally bound, Starwood Hotels & Resorts Worldwide, Inc (“Company”) and I hereby agree that, except as otherwise provided herein, all disputes and claims for which a court otherwise would be authorized by law to grant relief, in any manner, that I may have, now or in the future, during or after my employment with the Company, of any and every kind or nature whatsoever with or against the Company, any of the Company’s affiliated, subsidiary or parent companies, partners, joint venturers, owners of properties the Company manages, and/or any of its or their directors, officers, employees or agents , or any disputes and claims that the Company or any of the Company’s affiliated, subsidiary or parent companies, may have against me (collectively, “Claims”), shall be submitted to the American Arbitration Association (“AAA”) to be resolved and determined through final and binding arbitration before a single arbitrator and to be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The Company and I agree that the arbitrator will have the authority to grant motions dispositive of all or part of any Claim. The Company shall be responsible for payment of all arbitrator compensation, AAA filing fees and AAA administrative fees, other than the initial AAA filing fee for which I will be responsible to pay up to a maximum of $125, or as otherwise required by law.

Any reference in this Agreement to the Company also refers to all of the Company’s affiliated entities, benefit plans, the benefit plans’ sponsors, fiduciaries and administrators, and all successors and assigns of any of them.

The Company and I each have the right to representation by counsel with respect to arbitration of any dispute pursuant to this Agreement. Except as prohibited by law, at the request of either the Company or me, the arbitration proceedings shall be conducted in confidence, and, in such a case, all documents, testimony, and records shall be received, heard, and maintained by the arbitrator in confidence, available for inspection only by me and the Company, our respective attorneys, and experts, who shall agree, in advance and in writing, to receive all such information confidentially and to maintain the secrecy of such information until it shall become generally known. Both parties shall be allowed adequate discovery as part of the arbitration process, including reasonable access to essential documents and witnesses as determined by agreement or the arbitrator.

The arbitrator shall conduct a full hearing as to all issues and disputes not resolved by dispositive motion. At such hearing, the parties shall be entitled to present evidence and examine and cross-examine witnesses. The arbitrator shall issue a written decision revealing the essential findings and conclusions upon which any award is based. In addition, the arbitrator shall have authority to award equitable relief, damages, costs, and fees to the extent permitted by law, including, but not limited to, any remedy or relief that a governing court might order.

The Company and I hereby agree that the Claims subject to arbitration shall include but not be limited to any and all Claims that arise out of or are related to the offer of employment, transfer or promotion extended by the Company to me, any withdrawal or rescission of that offer, any aspect of my employment with the Company or the terms and conditions of that employment, any claim for bonus, vacation pay or other compensation, any termination of that employment and any claim of discrimination, retaliation, or harassment based upon age, race, religion, sex, creed, ethnicity, pregnancy, veteran status, citizenship status, national origin, disability, handicap, medical condition, sexual orientation or any other protected basis, or any claim of any other unlawful conduct, under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, the Rehabilitation Act, as amended, the Immigration Reform and Control Act, and the state and local analogues to the foregoing.

The Company and I further agree that the Claims subject to arbitration shall exclude any Claims required by any applicable federal, state, local or other statute or benefit or pension plan to be submitted to an administrative forum (for example, a workers’ compensation claim, a claim for unemployment insurance benefits, or an administrative charge of discrimination or retaliation filed with the Equal Employment Opportunity Commission or the state or local analogue to that agency but not litigation arising from such charges) and any Claims involving solely a monetary dispute within the jurisdiction of a small claims court. The Company and I further agree that the Claims subject to arbitration also shall exclude any Claims to the extent they involve the alleged taking, use or disclosure of trade secrets and similar confidential or proprietary information, Claims involving a failure to pay a retention bonus or relocation expense, Claims involving a failure to repay any unearned portion of a retention bonus or relocation expense, Claims based upon any employee pension or benefit plan the terms of which contain an enforceable arbitration procedure, in which case the procedure of such plan shall apply, and Claims that cannot be compelled to mandatory arbitration under applicable federal law.

The Company and I agree that any arbitration award rendered as the result of any arbitration under this Agreement shall be final and binding and may be entered and enforced as a court judgment in accordance with applicable law. The Company and I further agree that this Agreement, any arbitration under this Agreement and any arbitration award rendered in such arbitration shall be governed by the Federal Arbitration Act.

By entering into this Agreement, the Company and I each specifically acknowledge and understand that the right to the determination and/or trial of any Claims in court before a judge or a jury is a valuable right, and that by signing this Agreement the Company and I hereby knowingly and voluntarily waive any and all rights we may have to assert any Claims in any court of competent jurisdiction and to a determination and/or trial before a judge or a jury.

I further understand and acknowledge that this Agreement is not intended to be and shall not be deemed to constitute a contract of employment for any specific duration, and that my employment shall be and remain at will, which means that the Company and I shall be free to terminate that employment at any time for any or no reason with or without notice and with or without cause.

Each party’s promise to resolve Claims by arbitration in accordance with the provisions of this Agreement is consideration for the other party’s like promise. Additionally, I enter into this Agreement in consideration of the Company’s employment, continued employment, transfer or promotion of me.

This Agreement shall survive my employer-employee relationship with the Company and shall apply to any covered Claim whether arising or asserted during my employment or after the termination of my employment with the Company. This Agreement can be modified or revoked only by a writing signed by both the Company’s Executive Vice President, Human Resources and me and that expressly refers to this Agreement and specifically states an intent to modify or revoke it. This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration provision contained in a pension or benefit plan or an agreement covering change in control benefits and protections.

EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES CAREFULLY READING THIS AGREEMENT, UNDERSTANDING ITS TERMS, AND ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EACH PARTY FURTHER ACKNOWLEDGES HAVING THE OPPORTUNITY TO DISCUSS THE AGREEMENT WITH PERSONAL LEGAL COUNSEL AND HAS USED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated: 9/30/12	/s/ Sergio Rivera
Sergio Rivera

Dated: 10/04/12	/s/ Jeff Cava
Jeff Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.

Divisional Head of HR : /s/ Kelly Frank

Attachment B

NON-COMPETE, NON-SOLICITATION, CONFIDENTIALITY AND INTELLECTUAL

PROPERTY AGREEMENT

This Non-compete, Non-solicitation, Confidentiality and Intellectual Property Agreement (“Agreement”) is entered into by and between Starwood Hotels & Resorts Worldwide, Inc (the “Company”) and Sergio Rivera (the “Employee”). For purposes of this Agreement, the “Company” shall refer to the Starwood Hotels & Resorts Worldwide, Inc and any and all of the Company’s affiliated subsidiary or parent companies.

WHEREAS, the Company devotes significant time, resources and effort to the training and advancement of its management, and its management team constitutes a significant asset and important competitive advantage; and

WHEREAS, the Employee has and will have access to important and sensitive confidential information; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an agreement with Employee whereby Employee will be prohibited from soliciting employees of the Company in accordance with the terms and conditions of this Agreement; and

WHEREAS, Employee may create inventions, trade secrets, know-how and documents or other works of authorship and may appear or perform in various promotional materials within the scope of Employee’s employment.

WHEREAS, in consideration of the Company’s offer of employment and/or continued employment, Employee agrees to enter into this Agreement.

THEREFORE, the Company and Employee agree as follows:

1. Non-compete. Employee agrees that during the period of Employee’s employment with the Company and for a period of 12 months following the date of any termination of employment from the Company (the ‘Non-Compete Period’), Employee shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services to or otherwise assist or be interested in any Competitive Business (as defined below) in any geographic area in which, as of the date of termination of Employee’s employment, the Company or any of its subsidiaries is engaged or planning to be engaged. As used herein, “Competitive Business” shall mean any of the firms, businesses, corporations or enterprises listed on Attachment 1. Notwithstanding the foregoing, Employee may invest in a Competitive Business if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock.

2. Non-solicitation. During the period in which Employee is employed by the Company, and for a period of one (1) year following the date of any termination of employment from the Company, Employee shall not, without the prior written consent of the Company, except in the course of carrying out Employee’s duties hereunder, directly or indirectly solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

3. Confidentiality. Employee acknowledges that during the course of his/her employment with the Company, Employee will receive, and will have access to, “Confidential Information”, as such term is defined below, of the Company and that such information is a special, valuable and unique asset belonging to the Company. Accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide the Company with what Employee considers to be reasonable protection for the Company’s interests. All notes, memoranda, papers, documents, correspondence or writings (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise recorded or stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) (“Documents”) which from time to time may be in Employee’s possession (whether prepared by Employee or not) relating, directly or indirectly, to the business of the Company shall be and remain the property of the Company and shall be delivered by Employee to the Company immediately upon request, and in any event promptly upon termination of Employee’s employment, and Employee shall not make or keep any copies or extracts of the Documents. At any time during or after Employee’s employment with the Company ends, without the prior written consent of the Company, except (i) in the course of carrying out Employee’s duties hereunder or (ii) to the extent required by a court or governmental agency, or by applicable law or under compulsion of legal process, Employee shall not disclose to any third person any information concerning the business of the Company, including, without limitation, any trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, design plans and strategies, management organization, computer systems and software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, financial records or other financial, commercial, business or technical information relating to the Company (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee’s breach of this Section 2). Employee will, prior to making any such disclosure pursuant to subsection (ii), promptly notify the Company of his/her receipt of such process or requirement, consult with the Company on the advisability of taking steps to resist or narrow such request, cooperate with the Company in any attempt that the Company may make to obtain a court order or other reliable assurance that confidential treatment will be accorded to all or designated portions of such information, and not disclose such Confidential Information unless the Company shall have had reasonable opportunity to obtain a court order prohibiting or limiting such disclosure.

3.1 Employee agrees that, both during and after Employee’s employment with the Company, if Employee is uncertain of whether or not information is confidential, Employee will treat that information as Confidential Information until Employee has received written verification from an authorized officer of the Company that the information is not Confidential Information.

4. Intellectual Property and Publicity Rights. Employee acknowledges and agrees that all right, title and interest in and to patents, patent applications, inventions, improvements, discoveries, developments, processes, business methods, technical information, know-how, trade secrets, computer programs, writings, designs, copyrights, maskworks, trademarks, service marks, trade names, trade dress and the like (collectively, “Intellectual Property”), including the right to invoke the benefit of the right of priority provided by any treaty to which the United States is a party, which Employee creates, conceives, develops or obtains, either solely or jointly with others, during Employee’s employment with the Company (a) with the use of the Company’s time, materials, facilities or other resources; or (b) resulting from or suggested by Employee’s work for the Company; or (c) in any way relating to any subject matter relating to the existing or contemplated business, products and services of the Company or the Company’s affiliates, subsidiaries and licensees shall be owned by the Company. Upon request, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company, or its nominee, all of Employee’s right, title, and interest in and to such Intellectual Property. Employee further acknowledges and agrees that the Company shall have the perpetual, worldwide right to use Employee’s name, performance, biography, voice, image, signature and likeness in promotional or any other materials developed by or for the Company during Employee’s employment with the Company. Employee hereby irrevocably and unconditionally waives any and all rights that he/she has or may have in and to the Intellectual Property, including, without limitation, any “moral rights” that he/she has or may have as “author” of the Intellectual Property, and hereby expressly agrees not to make any claim or demand against the Company or any party authorized by the Company to exploit the Intellectual Property.

5. Equitable Relief.

5.1 Employee acknowledges that the restrictions and obligations specified in Sections 1, 2 and 3 hereof are reasonable in view of the nature of the business in which the Company is engaged and Employee’s knowledge of, and responsibilities with respect to, the Company’s business, and that any breach of Sections 1, 2 or 3 hereof may cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of the Company, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed to be a waiver of any right to assert any other remedy the Company may have at law or in equity, including, without limitation, the right to cancel payments to which Employee is otherwise entitled under Employee’s employment agreement.

5.2 Any proceeding or action seeking equitable relief for violation of Sections 1, 2 and 3 hereof may be commenced in the federal courts in the Southern District of the State of New York, or in the absence of federal jurisdiction in state court in the State of New York. Employee hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts. Employee irrevocably waives any objection that Employee now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against Employee in any such suit will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which will be conclusive evidence of the fact and the amount of any liability therein described, or by appropriate proceedings under an applicable treaty or otherwise.

6. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, and/or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement and the subject matter of this agreement, (a) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties to the fullest extent permitted under applicable law, and (b) the remaining terms and provisions of this Agreement will remain in full force and effect.

7. Governing Law. This Agreement shall be construed, governed and enforced according to the laws of the State of New York without regard to its conflicts of laws principles.

8. Amendments and Waivers. No failure to act by the Company will waive any right contained in this Agreement. No provision of this Agreement may be amended or waived, except by a written agreement signed by both Employee and an authorized executive officer of the Company. Any waiver by the Company of strict performance of any provision of this Agreement shall not be a waiver of or prejudice the Company’s right to require strict performance of that same provision or any other provision of the Agreement in the future.

Employee acknowledges that he/she has had a reasonable opportunity to review and consider the terms described above and to consult with an attorney if he/she so chooses prior to signing this Agreement. Fully understanding the above terms, Employee is entering into this letter agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Dated: 9/30/12	/s/ Sergio Rivera
Sergio Rivera

Dated: 10/04/12	/s/ Jeff Cava
Jeff Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.

Divisional Head of HR : /s/ Kelly Frank

Attachment 1

List of Competing Businesses

Accor

Blackstone Group (Branded Hotel Operations only)

Fairmont Hotels & Resorts Inc.

Four Seasons Hotels Inc.

Hyatt Corporation

Ian Schrager Hotels and/or Morgans Hotel Group

Intercontinental Hotel Group

Kimpton Hotels & Restaurant

Mandarin Oriental

Marriott International, Inc.

Starwood Capital Group

TRT Holdings (owns Omni)

Wyndham Worldwide Corporation

And any affiliate of any of the foregoing.